Exhibit 99.1

For Immediate Release
For more information, contact:

James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Standard Motor Products, Inc. Announces
Acquisition of Pollak Business of Stoneridge, Inc.

New York, NY, April 1, 2019 ….… Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, announced today that it has acquired certain assets and liabilities of the Pollak business of Stoneridge, Inc. for approximately $40 million, subject to post-closing adjustments. Stoneridge’s Pollak business has manufacturing and distribution facilities in Canton, MA, El Paso, TX, and Juarez, Mexico, and distributes a range of engine management products including sensors, switches, and connectors.  2018 net sales volume for this business was approximately $45 million. The acquisition was funded through borrowings under its revolving credit facility.

37-18 Northern Blvd., Long Island City, NY  11101
(718) 392-0200
www.smpcorp.com

SMP will be relocating all production to existing SMP locations, and is not acquiring any of the Pollak locations or employees. It is expected that the business will be fully integrated within 12 months.

Mr. Eric Sills, Standard Motor Products’ Chief Executive Officer and President, stated, “We are very pleased to announce this acquisition. We believe that the two businesses are very complementary. Pollak has a long and successful history of providing custom and standard components to many prestigious customers. This acquisition will enhance our growth opportunities in OE/OES, heavy duty and commercial vehicle markets and add to our existing expertise in aftermarket distribution, product management and service.  The new market exposure offers expansion opportunities for our existing product lines as well as potential for new products to manufacture and sell.

“We believe the acquisition will be accretive to earnings in year one, excluding one-time integration costs.”

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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